Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of this 15th day of March 2005, by and between SunCoast Bank (the “Bank”) and William F. Gnerre (the “Executive”).

WITNESSETH:

WHEREAS, the Bank desires to retain the services of and employ the Executive, and the Executive desires to provide services to the Bank, pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the promises and of the covenants and agreements herein contained, the Bank and the Executive covenant and agree as follows:

1.	Employment: Pursuant to the terms and conditions of this Agreement, the Bank agrees to employ the Executive and the Executive agrees to render services to the Bank as set forth herein.

2.	Position and Duties: During the term of this Agreement, the Executive shall serve as Executive Vice President and Chief Operating Officer of the Bank, and shall undertake such duties, consistent with such titles, as may be assigned to him from time to time by the President and Chief Executive Officer, including management of assigned Bank personnel, serving on Board committees as appointed from time to time by the Board, and keeping the President and Chief Executive Officer informed of industry and regulatory developments regarding the Bank, and assisting in keeping the Bank in compliance with applicable laws and regulations. In performing his duties pursuant to the Agreement, the Executive shall devote his full business time, energy, skill and best efforts to promote the Bank and its business and affairs; provided that, subject to Sections 9, 12 and 13 of this Agreement, the Executive shall have the right to manage and pursue personal and family interests, and make passive investment in securities, real estate and other assets, and with the prior permission of the President and Chief Executive Officer, to participate in charitable and community activities and organizations so long as such activities do not adversely affect the performance by Executive of his duties and obligations to the Bank.

3.	Term: The initial term of employment pursuant to this Agreement shall be for a period of one year, commencing with the date hereof and expiring (unless sooner terminated as otherwise provided in this Agreement or unless otherwise renewed or extended as set forth herein) on the first anniversary of this Agreement, which date, including any earlier date of termination or any extended expiration date, shall be referred to as the “Expiration Date”. Subject to the provisions of Section 7 of this Agreement, the term of this Agreement and the employment of the Executive by the Bank hereunder shall be deemed automatically renewed for successive periods of one year commencing on the first anniversary date of this Agreement, unless either party gives the other written notice, at least 60 days prior to the end of the then term of the Agreement. After termination of the employment of the Executive for any reason whatsoever, the Executive shall continue to be subject to the provisions of Sections 9 through 13, inclusive, of this Agreement; where the employment of the Executive is terminated by the Executive for Good Reason (as defined in Section 7) or pursuant to Section 7(c) or 7(d), or where the term of employment is not renewed pursuant to this Section 3.

4.	Compensation: During the term of this Agreement, the Bank shall pay or provide to the Executive as compensation for the services of the Executive set forth in Section 2 hereof:

a.	A base annual salary of at least $98,165 payable in such periodic installments consistent with other employees of the Bank (such base salary to be subject to increase by the Board in its discretion); and

b.	Such individual bonuses and other compensation to the Executive as may be authorized by the Board from time to time.

5.	Benefits and Insurance: The Bank shall provide to the Executive such medical, health and life insurance as well as any other benefits as the Board shall determine from time to time. At a minimum, the Executive shall be entitled to (i) participate in all employee benefits plans offered to the Bank’s employees generally, and (ii) life insurance coverage (payable to such beneficiary as the Executive may designate from time to time). The Executive also shall be entitled to participate in any group disability plan maintained by the Bank, with the Bank paying to the Executive his base annual salary during any waiting period imposed by such plan for the receipt of disability benefits thereunder. The Bank shall undertake to provide for its employees generally (including the Executive) a retirement plan and a plan qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. All benefits referred to herein shall be provided at reasonable levels wand within reasonable time after the commencement of the Executive’s employment pursuant to the terms of this Agreement.

6.	Vacation: The Executive may take up to 5 weeks of vacation time at such periods during each year as the Board and the Executive shall determine from time to time. The Executive shall be entitled to full compensation during such vacation periods.

7.	Termination: The employment of the Executive may be terminated as follows:

a.	By the Bank, by action taken by its President and Chief Executive Officer, at any time and immediately upon written notice to the Executive if said discharge is for cause. In the notice of termination furnished to the Executive under this Section 7(a), the reason for reasons for said termination shall be given and, if no reason or reasons are given for said termination, said termination shall be deemed to be without cause and therefore termination pursuant to Section 7(d). Any one or more of the following conditions shall be deemed to be grounds for termination of the employment of the Executive for cause under this Section 7(a):

(i)	If the Executive shall have engaged in conduct involving fraud, deceit, personal dishonesty, or breach of fiduciary duty, which in any such case has adversely affected, or may adversely affect, the business or reputation of the Bank.

(ii)	If the Executive shall have willfully violated any banking law or regulation, memorandum of understanding, cease and desist order, or other agreement with any banking agency having jurisdiction over the Bank;

(iii)	If the Executive shall have become subject to continuing intemperance in the use of alcohol or drugs which has adversely affected, or may adversely affect, the business or reputation of the Bank; or

(iv)	If the Executive shall have filed, or had filed against him any petition under the federal bankruptcy laws or any state insolvency laws.

In the event of termination for cause, the Bank shall pay the Executive only salary, vacation and bonus amount accrued and unpaid as of the effective date of termination.

b.	If the Executive’s employment is terminated by the death of the Executive, this Agreement shall automatically terminate, and the Bank shall be obligated to pay to the Executive’s estate any salary, vacation and bonus amounts accrued and unpaid at the time of death.

c.	If after a Change of Control and before the end of the initial term (or, if applicable, the renewal term) the Executive’s employment is terminated, his duties are materially reduced, his base salary is reduced, his employment is relocated more than 50 miles from the Bank’s main office or his participation in any employment benefit plan is materially reduced or adversely affected, and the Executive does not consent to such change, then the Executive shall be entitled to receive promptly thereafter an amount equal to two times the average base annual salary plus annual bonus received by the Executive during the three year period prior to termination. For purposes of this Agreement, a Change of Control shall mean a merger or acquisition in which SunCoast Bancorp, Inc. is not the surviving entity, or the acquisition by any individual or group of beneficial ownership or more than 50% of the outstanding shares of SunCoast Bancorp, Inc. common stock. The term “group” and the concept of beneficial ownership shall have such meanings ascribed thereto as set forth in the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the regulations and rules thereunder.

d.	By the Bank, by action taken by its President and Chief Executive Officer, at any time if said discharge is without cause. If the Executive’s employment is terminated by the Bank without cause, the Bank shall, for a period of the greater of one year after said termination or until the expiration of this Agreement;

(i)	Continue to pay to the Executive the base annual salary in effect under Section 4(a) on the date of said termination (or, if greater, the highest annual salary in effect for the Executive within the 36 month period prior to said termination) plus an annual amount equal to any bonus paid by the Bank to the Executive during the 12 month period prior to said termination;

(ii)	Continue to provide for the benefit of the Executive the life insurance benefits provided to the Executive prior to termination; and

8.	Notice: All notices permitted or required to be given to either party under this Agreement shall be in writing and shall be deemed to have been given (a) in the case of delivery, when addressed to the other party as set forth at the end of this Agreement and delivered to said address, (b) in the case of mailing, three days after the same has been mailed by certified mail, return receipt requested, and deposited postage prepaid in the US Mails, addressed to the other party at the address as set forth at the end of this Agreement, and (c) in any other case, when actually received by the other party. Either party may change the address at which said notice is to be given by delivering notice of such to the other party to this Agreement in the manner set forth herein,

9.	Confidential Manners: The Executive is aware and acknowledges that the Executive shall have access to confidential information by virtue of his employment. The Executive agrees that, during the period of time the Executive is retained to provide services to the Bank, and thereafter subsequent to the termination of Executive’s services to the Bank for any reason whatsoever, the Executive will not release or divulge any confidential information whatsoever relating to the Bank or its business, to any other person or entity without the prior written consent of the Bank. Confidential information does not include information that is available to the public or which becomes available to the public other than through a breach of this Agreement on the part of the Executive. Also, the Executive shall not be precluded from disclosing confidential information in furtherance of the performance of his services to the Bank or to the extend required by any legal proceeding.

10.	Injunction Without Bond: In the event there is a breach or threatened breach by the Executive of the provision of Section 9, 11 or 12, the Bank shall be entitled to an injunction without bond to restrain such breach or threatened breach, and the prevailing party in any such proceeding will be entitled to reimbursement for all costs and expenses, including reasonable attorney’s fees in connection therewith. Nothing herein shall be construed as prohibiting the Bank from pursuing such other remedies available to it for any such breach or threatened breach including recovery of damages from the Executive.

11.	Non-competition: The Executive agrees that during the period of time the Executive is retained to provide services to the Bank, and thereafter for a period of one year subsequent to the termination of Executive’s services to the Bank for any reason whatsoever (except where the employment of the Executive is terminated by the Executive for Good Reason or pursuant to Section 7(c) or 7(d), or where the term of employment is not renewed pursuant to Section 3), Executive will not enter the employ of, or have any interest in, directly or indirectly (either as executive, partner, director, officer, consultant, principal, agent or employee), any other bank or financial institution or any entity which either accepts deposits or makes loans (whether presently existing or subsequently established) and which has an office located within a radius of 50 miles of any office of the Bank’ provided however, that the foregoing shall not preclude any ownership by the Executive of an amount not to exceed 5% of the equity securities of any entity which is subject to the periodic reporting requirements of the 1934 Act and the shares of Bank common stock owned by the Executive at the time of termination of employment.

12.	Non-solicitation; Non-interference: The Executive agrees that during the period of time the Executive is retained to provide services to the Bank, and thereafter for a period of one year subsequent to the termination of Executive’s services to the Bank for any reason whatsoever (except where such termination is by the Executive for Good Reason or pursuant to Sections 7(c) or 7(d), or where the term of employment is not renewed pursuant to Section 3), the Executive will not (a) solicit for employment by Executive, or anyone else, or employ any employee of the Bank or any person who was an employee of the Bank within 12months prior to such solicitation of employment; (b) induce, or attempt to induce, any employee of the Bank to terminate such employee’s employment; (c) induce, or attempt to induce, anyone having a business relationship with the Bank to terminate or curtail such relationship or, on behalf of himself or anyone else, compete with the Bank; (d) knowingly make any untrue statement concerning the Bank or its directors or officers to anyone; or (e) permit anyone controlled by the Executive, or any person acting on behalf of the Executive or anyone controlled by an employee of the Executive to do any of the foregoing.

13.	Remedies: The Executive agrees that the restrictions set forth in this Agreement are fair and reasonable. The covenants set forth in this Agreement are not dependent covenants and any claim against the Bank, whether arising out of this Agreement or any other agreement or contract between the Bank and Executive, shall not be a defense to a claim against Executive for a breach or alleged breach of any of the covenants of Executive contained in this Agreement. It is expressly understood by and between the parties hereto that the covenants contained in this Agreement shall be deemed to be a series of separate covenants. The Executive understands and agrees that if any of the separate covenants are judicially held invalid or unenforceable, such holdings shall not release him from his obligations under the remaining covenants of this Agreement. If in any judicial proceedings, a court shall refuse to enforce any or all of the separate covenants because taken together they are more extensive (whether as to geographic area, duration, scope of business or otherwise) that necessary to protect the business and goodwill of the Bank, it is expressly understood and agreed between the parties hereto that those separate covenants which, if eliminated or restricted, would permit the remaining separate covenants or the restricted separate covenant to be enforced in such proceeding shall, for the purposes of such proceeding, be eliminated from the provisions of this Agreement or restriction, as the case may be.

14.	Invalid Provision: In the event any provision should be or become invalid or unenforceable, such facts shall not affect the validity and enforceability of any other provision of this Agreement. Similarly, if the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement thereof to its full extent, then any such restriction or covenant shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that the scope of any such restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce such restriction covenant.

15.	Governing Law; Venue: This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Florida. The sole and exclusive venue for any such action arising out of the Agreement shall be a federal or state court situated in Sarasota County, Florida, and the parties to this Agreement agree to be subject to the personal jurisdiction of such Court and that service on each party shall be valid if served by certified mail, return receipt requested or hand delivery.

16.	Attorneys’ Fee and Costs: In the event a dispute arises between the parties under this Agreement and suit is instituted, the prevailing party shall be entitled to recover his or its costs and attorneys’ fees from the non-prevailing party. As used herein, costs and attorney’s fees include any cost and attorneys’ fees in any appellate proceeding.

17.	No Third Party Beneficiary: This Agreement is solely between the parties hereto, and no person not a party to this Agreement shall be any rights hereunder, either as a third party beneficiary or otherwise.

The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon their respective successors and legal representatives.

18.	Effect of Other Agreements: This Agreement and the termination thereof shall not affect any other agreement between the Executive and the Bank, and the receipt by the Executive of benefits thereunder.

19.	Miscellaneous: The rights and duties of the parties hereunder are personal and may not be assigned or delegated without the prior written consent of the other party to this Agreement. The captions used herein are solely for the convenience of the parties and are not used in construing this Agreement. Time is of the essence of this Agreement and the performance by each party of its or his duties and obligations hereunder.

20.	Complete Agreement: This Agreement constitutes the complete agreement between the parties hereto and incorporates all prior discussions, agreements and representations made in regard to the matters set forth herein. This Agreement may not be amended, modified or changed except by a writing signed by the party to be charged by said amendment, change or modification.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SUNCOAST BANK

By:	/s/ John T. Stafford
John T. Stafford, President and CEO

“EXECUTIVE”

/s/ William F. Gnerre, Individually
William F. Gnerre
Address: 511 W. Lake Dr., Sarasota, FL 34232